Triple-S Management Corporation
San Juan, PR 00936
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com

FOR FURTHER INFORMATION

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces
Authorization and Commencement of Class B Stock Repurchase Program

SAN JUAN, PR, September 29, 2010 — Triple-S Management Corporation (NYSE: GTS), today announced that its Board of Directors has authorized a $30 million share repurchase program, which will commence immediately. It will be conducted, using available cash, through open-market purchases and privately-negotiated transactions of Class B shares only, in accordance with Rules
10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended. The program is designed to maximize the EPS benefit of the repurchases. The timing and extent of any purchases under the program will depend on market conditions, the trading price of our shares and other considerations, and the program may be suspended or terminated at any time.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial and Medicare markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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